ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT made as of the 9 day of November, 2011.

BETWEEN:

ENVOY CAPITAL GROUP INC., a corporation existing under the Ontario Business Corporations Act

(“ENVOY”)

AND:

MERUS LABS INTERNATIONAL INC., a corporation existing under the British Columbia Business Corporations Act

(“MERUS”)

WHEREAS:

A. Envoy and Merus have agreed to proceed with a proposed transaction by way of Plan of Arrangement (as hereinafter defined) whereby, among other things, Merus and Envoy will amalgamate; and

B. Merus and Envoy propose to have the their respective shareholders consider the Arrangement on the terms set forth in the Plan of Arrangement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, the Parties hereto hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	DEFINITIONS

In this Agreement, including the recitals and the schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

(a)	“Agreement” means this arrangement agreement, including the appendices attached hereto, as supplemented or amended from time to time;

(b)	“Amalco” means the successor to Envoy and Merus under the BCBCA following the effectiveness of the Arrangement contemplated hereby;

(c)	“Amalco Shares” means common shares in the capital of Amalco;

(d)

“Arrangement” means the arrangement pursuant to the provisions of Section 288 of the BCBCA to be undertaken on the terms set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with this Agreement, the Plan of Arrangement or at the direction of the Court;

(e)

“Arrangement Resolution” means the special resolution approving the Arrangement and the transactions contemplated thereunder, to be approved at the Meetings by the Merus Shareholders and Envoy Shareholders;

(f)	“BCBCA” means the British Columbia Business Corporations Act, S.B.C. 2002, c. 57, and the regulations made under that enactment, as amended;

(g)	“Business Day” means any day other than a Saturday, Sunday, a federal holiday in Canada or a day other than a day on which banks are not open for business in Vancouver, British Columbia;

(h)	“Charter Documents” means the notice of articles, the articles, the by-laws or other constating documents of a corporation;

(i)	“Circular” means the joint management information circular of Merus and Envoy to be prepared and sent to the Merus Shareholders and Envoy Shareholders in connection with the Meetings

(j)	“Consolidation” means the consolidation of the Envoy Shares as determined by Envoy’s board of directors but in no event shall be greater than one new Envoy Share for every three Envoy Shares;

(k)	“Consolidation Resolution” means the special resolution of the Envoy Shareholders approving the Consolidation;

(l)	“Continuation” means the proposed continuation of Envoy into British Columbia pursuant to section 303of the BCBCA;

(m)	“Continuation Resolution” means the special resolution of the Envoy Shareholders approving the Continuation;

(n)	“Court” means the Supreme Court of British Columbia;

(o)	“EDGAR” means Electronic Data Gathering, Analysis, and Retrieval system, established by the SEC;

(p)

“Effective Date” means the date on which the Final Order together with this Plan of Arrangement, and such other documents as are required to be filed under the BCBCA to give effect to the Arrangement, have been accepted for filing by the Registrar under the BCBCA giving effect to the Arrangement or such later date as determined by the board of directors of Merus or as specified by the Court;

(q)

“Encumbrance” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, hypothecs, title defects, options or adverse claims or encumbrances of any kind or character whatsoever;

(r)	“Envoy” means Envoy Capital Group Inc., a corporation existing under the OBCA;

(s)	“Envoy Disclosure Documents” means all documents filed by Envoy on SEDAR and EDGAR up to the date of this Agreement;

(t)

“Envoy Financial Statements” means the audited financial statements of Envoy for the fiscal year ended September 30, 2010 and the unaudited financial statements of Envoy for the nine month period ended June 30, 2011;

(u)	“Envoy Shareholders” means the holders of Envoy Shares at the applicable time;

(v)	“Envoy Shares” means the common shares in the capital of Envoy;

(w)	“Envoy Units” means units of Envoy consisting of one Envoy Share and one half of one Envoy Warrant;

(x)

“Envoy Warrant” means the warrants of Envoy to be issued pursuant to the Private Placement, which entitle the holder to purchase one additional Envoy Share at an exercise price of no less than $3.00 per Envoy Share for a period of two years and is required to be exercised if the closing price of the Envoy Shares or Amalco Shares on the TSX is at or above $4.00 for thirty consecutive days;

(y)	“Final Order” means the final order of the Court approving the Arrangement pursuant to the BCBCA;

(z)	“Foreign Private Issuer” is as defined by Rule 405 promulgated under the U.S. Securities Act;

(aa)

“GAAP” means generally accepted accounting principles in effect in Canada, including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants, including, as applicable, International Financial Reporting Standards;

(bb)

“Governmental Entity “ means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing or (c) any quasigovernmental or private body, including any tribunal, commission, stock exchange, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(cc)	“Interim Order” means the interim order of the Court made pursuant to the application therefor contemplated by Sections 2.1(a) and 4.5 hereof;

(dd)

“law” or “laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, bylaws, statutory rules, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or licence of any Governmental Entity, statutory body or self-regulatory authority, and the term “applicable” with respect to such laws and in the context that refers to one or more Persons, means that such laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking or securities;

(ee)

“Material Adverse Change” or “Material Adverse Effect” means an effect that is, or would reasonably be expected to be, materially adverse to the affairs, business, operations, prospects, cash flows, results of operations, assets, capitalization, condition (financial or otherwise), licenses, permits, properties, concessions, rights, liabilities (contingent or otherwise), privileges (whether contractual or otherwise) of a Party and its subsidiary considered on a consolidated basis, provided that a Material Adverse Effect shall not include an effect that arises or results from: (i) the announcement of the transactions contemplated by the Arrangement or the Agreement; (ii) any change in GAAP or the application of, or conversion to, International Financial Reporting Standards; (iii) any change in the market prices or trading volume of any securities of such Party; (iv) conditions affecting the pharmaceutical industry generally, in jurisdictions in which such Party carries on business, provided that such conditions or changes do not have a materially disproportionate effect on such Party relative to other comparable companies; (v) general economic, financial, currency exchange, securities or market conditions in Canada or elsewhere provided that such conditions or changes do not have a materially disproportionate effect on such Party relative to other comparable companies; or (vi) any action or inaction taken by such Party to which the other Party consented in writing;

(ff)	“Material Event” means:

(i)

any change in the business or financial condition of a Party which in the sole judgement of the other Party, acting reasonably, has or may have material adverse significance with respect to the value of the Party;

(ii)

a tender or exchange for some or all of the shares of a Party is made or publicly proposed to be made by another Person or has been publicly disclosed or a Party shall have learned that the shares held by any shareholder of the Party, who holds more than 10% of the issued and outstanding shares of the Party at such date, shall have been acquired or agreed to be acquired by another Person or by Persons acting jointly or in concert therewith;

	(iii)	except as set forth herein, an event whereby a Party shall have:

A.

issued or authorized, or proposed the issuance of: (1) any shares of capital stock of any class; (2) any securities convertible into, rights, warrants or options to acquire, any such shares; (3) other convertible securities, except the issuance of common shares in respect of currently issued and outstanding stock options of Merus and Envoy, as the case may be;

		B.	issued or authorized or proposed the issuance of any other securities in respect of, in lieu of, or in substitution for, all or any of the presently outstanding shares;

C.	declared or paid any dividend on or distributed any shares of its capital stock or redeemed or repurchased any issued shares; or

D.

authorized or proposed or announced its intention to propose any merger, consolidation or business combination transaction, shareholder rights protection plan or similar matters, acquisition or disposition of assets or material change in its capitalization or settled or forgiven any indebtedness or made a change in any terms of employment or compensation of any person, director or officer or grant any bonus to such Persons or created, assumed or increased any indebtedness, or created or assumed any encumbrance on the business, assets or operation of a Party, or any comparable event not in the ordinary course of business;

(iv)	any halt, suspension of, or cease trading in, securities of a Party;

(v)

the existence of any threatened, instituted or pending action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other Person which materially and adversely affects a Party, directly or indirectly other than as previously disclosed by one Party to the other; and

(vi)

any contractual obligation, liability or expense out of the ordinary course of business, which for purposes hereof, shall not include any contractual obligation, liability or expense related to the Arrangement by a Party in excess of $25,000;

(gg)	“Material Fact” has the meaning ascribed to it in the British Columbia Securities Act;

(hh)

“Meetings” means the annual general and special meeting of the Merus Shareholders and the special meeting of the Envoy Shareholders to be held to consider, among other matters, the Arrangement, and any adjournment or postponement thereof;

(ii)	“Merus” means Merus Labs International, Inc., a corporation existing under the BCBCA;

(jj)	“Merus Disclosure Documents” means all documents filed by Merus on SEDAR up to the date of this Agreement;

(kk)

“Merus Financial Statements” means the audited financial statements of Merus for the fiscal year ended May 31, 2011 and the unaudited financial statements of Merus for the three month period ended August 31, 2011 and audited financial statements of Merus for the twelve month period ended September 30, 2011;

(ll)	“Merus Shareholders” means the holders of Merus Shares at the applicable time;

(mm)	“Merus Shares” means the common shares in the capital of Merus;

(nn)	“Notice of Dissent” means a notice given in respect of the dissent rights of the Shareholders as contemplated in the Interim Order and as described in the Plan;

(oo)	“OBCA” means the Ontario Business Corporations Act, R.S.O. 1990, c B.16, and the regulations made under that enactment, as amended;

(pp)	“Parties” means Merus and Envoy;

(qq)	“Party” means either of Merus or Envoy;

(rr)

“Person” means a natural person, partnership, limited partnership, limited liability partnership, estate, body corporate, limited liability company, unlimited liability company, joint stock company, trust, estate, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning;

(ss)

“Plan of Arrangement” means the plan of arrangement attached as Appendix I hereto as amended, modified or supplemented from time to time in accordance with the provisions of this Agreement, the Plan of Arrangement or at the direction of the Court;

(tt)

“Private Placement” means the private placement to be completed by Envoy consisting of the sale of up to 4,500,000 Envoy Units at a minimum price of $2.00 and no less than such number of units as is required in order that Envoy Shareholders, upon completion of the Arrangement, receive more Amalco Shares than the Merus Shareholders;

(uu)	“Registrar” means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA;

(vv)	“SEC” means the United States Securities and Exchange Commission;

(ww)	“SEDAR” means the System for Electronic Document Analysis and Retrieval, established by the Canadian Securities Administrators;

(xx)

“Special Resolution” means a resolution passed by a majority of not less than two-thirds of the votes cast by the Merus Shareholders or Envoy Shareholders in respect of such resolution at the Meetings;

(yy)

“subsidiary” or “Subsidiaries” means, with respect to a specified body corporate, a body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of directors thereof, whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency, are at the time owned, directly or indirectly, by such specified body corporate, and includes a body corporate in like relation to a subsidiary;

(zz)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(aaa)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(bbb)	“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

(ccc)

“Tax Returns” means all returns, reports, declarations, elections statements, bills, schedules, forms or written information of, or in respect of, Taxes that are, or are required to be, filed with or supplied to any Governmental Entity;

(ddd)

“Taxes” means any and all domestic and foreign federal, state, provincial, municipal, school and local taxes, assessments and other governmental charges, duties, impositions and liabilities imposed by any Governmental Entity, including Canada Pension Plan and provincial pension plan contributions, instalments, employment insurance premium and contributions, worker’s compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, ad valorem, transfer, franchise, withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts;

(eee)	“Termination Date” means December 31, 2011, or such other date as agreed to by the parties; and

(fff)	“TSX” means the Toronto Stock Exchange.

1.2	HEADINGS

The division of this Agreement into articles, sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement (including the appendices hereto) as a whole and not to any particular article, section, paragraph or other portion hereof and include any agreement, document or instrument supplementary or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, all references herein to articles, sections, paragraphs and other portions are to articles, sections, paragraphs and other portions of this Agreement.

1.3	CONSTRUCTION

In this Agreement, unless something in the context is inconsistent therewith:

(a)

the words “include” or “including” when following any general term or statement are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting it to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(b)	a reference to time or date is to the time or date in Vancouver, British Columbia, unless specifically indicated otherwise;

(c)	a word importing the masculine gender includes the feminine gender or neuter and a word importing the singular includes the plural and vice versa; and

(d)	a reference to “approval”, “authorization”, “consent”, “designation” or “notice” means written approval, authorization, consent, designation or notice unless specifically indicated otherwise.

1.4	DATE FOR ANY ACTION

In the event that any date on which any action is required to be taken hereunder by either of the Parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day at such place, unless otherwise agreed to by the Parties.

1.5	CURRENCY

All amounts of money which are referred to in this Agreement are expressed in lawful money of Canada unless otherwise specified.

1.6	ACCOUNTING PRINCIPLES

Whenever in this Agreement reference is made to GAAP, such reference shall be deemed to be to the GAAP applicable as at the date on which a calculation is made or required to be made.

1.7	APPENDIX

The attached Appendix I, titled “Plan of Arrangement”, shall be deemed to be incorporated into, and form part of, this Agreement.

1.8	ENTIRE AGREEMENT

This Agreement, together with the appendices, agreements and other documents herein or therein referred to, constitute the entire agreement between the Parties pertaining to the subject manner hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof.

ARTICLE 2
THE ARRANGEMENT

2.1	ARRANGEMENT

Subject to the terms and conditions of this Agreement:

(a)	prior to the mailing of the Circular, Merus shall have:

(i)

prepared jointly with Envoy an application to the Court pursuant to Section 291 of the BCBCA for an Interim Order on terms acceptable to Merus providing for, among other things, the calling and holding of the Meetings; and

(ii) applied to the Court pursuant to Section 291 of the BCBCA for the Interim Order;

(b)	both Merus and Envoy shall call and hold the Meetings as soon as practicable after obtaining the Interim Order;

(c)	in connection with the Meetings, Merus and Envoy shall:

(i)

jointly prepare the Circular and such other documents as may be necessary or desirable to permit the Merus Shareholders to vote on whether to approve the Arrangement Resolution, and the Envoy Shareholders to vote on whether to approve the Arrangement Resolution, Consolidation Resolution and Continuation Resolution;

(ii) prepare such other documents as may be necessary or desirable to give effect to the Arrangement; and

(iii)

cause the Circular and such other documents as may be necessary or desirable to give effect to the Arrangement to be sent to each of the Merus Shareholders and Envoy Shareholders as soon as reasonably practicable following receipt of the Interim Order, and shall cause such documents to be filed as required by the Interim Order and applicable law;

(d)

if the Arrangement Resolution, Consolidation Resolution and Continuation Resolution are approved at the Meetings as set out in the Interim Order (or any variation thereof), as soon as reasonably practicable thereafter, Merus shall take the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such manner as the Court may direct and Merus and Envoy may agree; and

(e)

if the Final Order is obtained, as soon as reasonably practicable thereafter and subject to the fulfilment or the waiver of each of the conditions set out herein or therein, and completion of all steps required by the Plan of Arrangement to be completed prior to the Effective Date, Envoy shall complete the Continuation and Consolidation, if required, and Merus shall, immediately thereafter file a certified copy of the Final Order with the Plan of Arrangement, and such other documents as are required to be filed under the BCBCA, with the Registrar to give effect to the Arrangement pursuant to Section 292 of the BCBCA.

As part of its application for the Interim Order and the Final Order, Merus shall, prior to the hearing in relation to the Final Order, advise the Court that Merus and Envoy intend to rely on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of that enactment based on the Court's approval of the fairness of the Arrangement.

2.2	CIRCULAR

Each of the Parties shall, in a timely and expeditious manner, furnish to the other Party all such information regarding itself as may be reasonably required to be included in the Circular. Each Party shall ensure that the information relating to it contained in the Circular does not contain any material misrepresentation (as such term is defined in Section 1(1) of the British Columbia Securities Act).

2.3	PUBLIC ANNOUNCEMENT

(a)

Each Party shall consult with the other Party before issuing any news releases or otherwise making public statements with respect to this Agreement or the Arrangement and before making any filing with any governmental or regulatory agency or with any stock exchange relating to this Agreement or the Arrangement; and

(b)

Before releasing a news release, making any other public statement, making a public filing or making a filing with any governmental entity, stock exchange or securities quotation system with respect to this Agreement or the Arrangement, each Party shall use all reasonable commercial efforts to allow the other Party to review and comment on, and shall adopt the other Party's reasonable comments on, the news release, other public statement or filing.

2.4	EFFECTIVE DATE OF ARRANGEMENT

Subject to the terms and conditions of this Agreement and the Plan of Arrangement, the Arrangement shall become effective on the Effective Date.

2.5	FILING UNDER THE BCBCA

Subject to the rights of termination contained in Article 6 hereof, upon the Merus Shareholders and Envoy Shareholders approving the Arrangement by Special Resolution in accordance with the provisions of the Interim Order and the BCBCA, Merus obtaining the Final Order, and the other conditions contained in Article 5 hereof being complied with or waived, Merus and Envoy shall file the Final Order with the Registrar in accordance with Section 292 of the BCBCA together with such other documents as may be required in order to effect the Arrangement. On, or as soon as practical after, the Effective Date, Merus and Envoy shall exchange (to the extent not previously exchanged) such other documents as may be necessary or desirable in connection with the completion of the transactions contemplated by the Plan of Arrangement and this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	REPRESENTATIONS AND WARRANTIES OF ENVOY

Envoy hereby represents and warrants to and in favour of Merus that:

(a)

Envoy is a valid and subsisting corporation under the OBCA. Envoy has all the requisite corporate power and authority to carry on its business as now being carried on by it and to own or lease and operate its properties and assets and is duly licensed or otherwise qualified to carry on business in each jurisdiction in which a material amount of its business is conducted or wherein the character of the properties and assets now owned by it makes such qualification necessary, except where such failure to be duly licensed or otherwise qualified would not have a Material Adverse Effect;

(b)

Envoy has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the agreements, documents and transactions contemplated herein are within the corporate power and authority of Envoy and have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and binding obligation of Envoy, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to the general principles of equity;

(c)

Except as otherwise disclosed in the Envoy Disclosure Documents or to Merus in writing, there are no actions, suits, proceedings, investigations or outstanding claims or demands, whether or not purportedly on behalf of Envoy or its subsidiary, instituted, pending, or to the knowledge of Envoy , threatened against or affecting Envoy or its subsidiary at law or in equity or before or by any governmental department, commission, board, bureau, agency or institution, domestic or foreign, or before any arbitrator, nor is there any judgment, order, decree or award of any court or other governmental authority having jurisdiction, obtained, pending, or to the knowledge of Envoy, threatened against Envoy or its subsidiary which could prevent or materially hinder the consummation of the Arrangement or the other transactions contemplated by this Agreement, or which could result in a Material Adverse Change in respect of Envoy;

(d)

The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfilment of or compliance with the terms and provisions hereof do not or will not, nor will they with the giving of notice or the lapse of time or both:

(i)	violate any provision of any law or provisions of the Charter Documents of Envoy;

(ii)

conflict with, result in a breach of, constitute default under, or accelerate or permit the acceleration of the performance required by any material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award to which Envoy or any subsidiary of Envoy is a Party or by which any of them is bound or to which the property of any of them is subject, all as of the Effective Date; or

(iii)

result in the cancellation, suspension or material alteration in the terms of any material licence, permit or authority held by Envoy or any subsidiary of Envoy, or in the creation of any lien, charge, security interest or encumbrance upon any of the material assets of Envoy or any subsidiary of Envoy under such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award, or give to any other Person any material interest or rights, including rights of purchase, termination, cancellation or acceleration under any such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award; and

(e)	Envoy is a Foreign Private Issuer;

(f)	Envoy is not, nor has it been, required to register as an investment company under the

Investment Company Act of 1940;

(g)	Envoy’s common shares are registered as a class under Section 12(b) of the U.S. Exchange Act, and Envoy has not been subject to any proceeding under Section 12(j) of the U.S. Exchange Act;

(h)	Envoy is listed on TSX under the symbol “ECG” and is listed on NASDAQ under the symbol “ECGI” and is in good standing with both the TSX and NASDAQ;

(i)

Envoy’s board of directors, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is fair to the Envoy Shareholders and is in the best interests of Envoy, and has resolved unanimously to recommend to the Envoy Shareholders that they vote their shares in favour of the Arrangement Resolution and Continuation Resolution, and has unanimously approved the Arrangement, Consolidation and Continuation, the execution and performance of this Agreement, and the performance of the Plan of Arrangement;

(j)

The authorized share capital of Envoy consists of an unlimited number of Envoy Shares. As at the date hereof, there were 8,028,377 Envoy Shares outstanding. All outstanding Envoy Shares have been duly authorized and validly issued, are fully paid and non- assessable. All securities of Envoy have been issued in compliance with all applicable laws. Except as previously disclosed to Merus, as at the date hereof, there are no options, warrants, conversion privileges or other rights (whether pre-emptive or contractual), agreements, arrangements or commitments obligating Envoy to issue or sell any shares of the capital of Envoy or securities or obligations of any kind convertible into or exchangeable for any shares of the capital of Envoy;

(k)

Except as disclosed in the Envoy Disclosure Documents, neither Envoy nor its subsidiary has any ownership interest in any Person (other than securities in such subsidiary and any marketable securities of publicly-listed issuers or Governmental Entities). Envoy beneficially owns, directly or indirectly, all of the issued and outstanding securities of its subsidiary free and clear of all Encumbrances (except for restrictions on transfer contained in the constating documents of its subsidiary). All of the issued and outstanding shares in the capital of its subsidiary are validly issued, fully paid and non-assessable; there are no outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any shares in the share capital of such subsidiary; and there are no contracts which require such subsidiary to issue, sell or deliver any shares in its share capital or any securities or obligations convertible into or exchangeable for, any shares of its share capital;

(l)

There are no shareholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Envoy or its subsidiary is a Party, or, to the knowledge of Envoy, with respect to the Envoy Shares or any other equity interests of Envoy or its subsidiary, or any other contract relating to disposition, voting or dividends with respect to any equity securities of Envoy or its subsidiary;

(m)	Envoy has conducted and is conducting its business in compliance with all applicable laws, in all material respects;

(n)

The Envoy Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with that of prior periods. The Envoy Financial Statements fairly present in all material respects the consolidated financial position of Envoy as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All indebtedness and liabilities have been reflected therein or in the notes thereto. Envoy has not engaged in any “off-balance sheet” or similar financing;

(o)

The minute books of Envoy and the minute books of its subsidiary, since the date of creation or acquisition of such subsidiary, have been maintained in accordance with all applicable laws and are, in all material respects, complete and accurate. The financial books and records and accounts of Envoy and those of its subsidiary have been maintained in accordance with industry practices on a basis consistent with prior years and accurately and fairly reflect, in all material respects, the basis for the Envoy Financial Statements;

(p)

There are no suits, claims, actions or proceedings pending or, to Envoy’s knowledge, threatened against Envoy or its subsidiary before any Governmental Entity or arbitral panel or tribunal or which involve or affect the Envoy Shares, Envoy or its subsidiary, their respective assets (including the title to or ownership of material assets), and, to Envoy’s knowledge, there are no grounds upon which such actions, suits or proceedings may be commenced with a reasonable likelihood of success. Neither Envoy nor its subsidiary is subject to any judgment, order or decree entered in any lawsuit or proceeding;

(q)

No contract to which Envoy or its subsidiary is a Party or by which either are bound contains any non-competition obligation or otherwise restricts in any material way the business of Envoy, taken as a whole, except to the extent that such restrictions would not in the aggregate have a the Material Adverse Effect;

(r)	Neither Envoy nor its subsidiary owns any real property other than two retail commercial properties located in the City of Toronto, Ontario;

(s)

All accounts receivable of Envoy and its subsidiary were created in the ordinary course of business, are reflected property in their respective books and records and are valid and outstanding, except as provided therein;

(t)

Envoy and its subsidiary have no material obligations or liabilities, direct or indirect, vested or contingent, in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, transactions having terms greater than 90 days, or any similar transactions (including any option with respect to any of such transactions) or any combination of such transactions;

(u)	Except as otherwise disclosed to Merus in writing:

	(i)	Envoy and its subsidiary has filed all Tax Returns required to be filed by it on or before the date of this Agreement, and those Tax Returns were complete and correct;

(ii)

Envoy and its subsidiary has duly and timely paid all Taxes (including installments on account of Taxes for the current year) which are due and payable by it on or before the date hereof and have provided adequate accruals in the Envoy Financial Statements for any Taxes for the period covered by such Envoy Financial Statements that have not been paid whether or not shown as being due on any Tax Returns;

(iii)

Since the date of the Envoy Financial Statements, no liability in respect of Taxes not reflected in such Envoy Financial Statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued;

(iv)

Envoy and its subsidiary has duly and timely withheld, deducted and collected, the amount of all Taxes and other amounts required under any applicable laws to be withheld, deducted or collected and has duly and timely remitted such amounts to the appropriate Governmental Entity;

(v)

To Envoy’s knowledge, there are no actions, suits, proceedings, investigations or claims threatened against Envoy or its subsidiary in respect of Taxes, or any matters under discussion, audit or appeal with any Governmental Entity relating to Taxes asserted by any such Governmental Entity;

	(vi)	The income Tax liability of Envoy and its subsidiary has been assessed by the relevant tax authority in respect of the taxation years of Envoy and its subsidiary ending before the date hereof;

(vii)

Envoy and its subsidiary have never been required to file any Tax Return with, and have never been liable to pay any Taxes to, any taxation authority outside Canada or any jurisdiction in which Envoy’s subsidiary resides. No claim has ever been made by any taxation authority in a jurisdiction where Envoy or its subsidiary does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction;

(viii)

Envoy and its subsidiary have not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver providing for any extension of time within which any Governmental Authority may assess or collect Taxes for which Envoy or its subsidiary is or may be liable;

	(ix)	the Envoy Disclosure Documents contain, at the time of their filing, full, true, and plain disclosure of all facts required to be disclosed at the time of such disclosure; and

	(x)	Neither Envoy nor its subsidiary has ever made an “excessive eligible dividend designation” within the meaning of the Tax Act;

(v)	Except as publicly disclosed, since November 30, 2010, Envoy and its subsidiary have:

	(i)	not amended their respective articles, by-laws or other governing documents;

	(ii)	except for the transactions contemplated herein, conducted their respective businesses in the usual, ordinary and regular course and consistent with past practice;

	(iii)	not suffered any change that would have a Material Adverse Effect;

(iv)

not made any change in their respective accounting principles and practices which are not required by GAAP as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

	(v)	not settled any litigation;

	(vi)	not sold, leased, transferred or assigned, in one or more transactions, any assets, tangible or intangible, except inventory in the ordinary course of business;

	(vii)	not made any loan to, or any other investment in, any other Person other than to Merus or its subsidiary;

(viii)

not issued, sold or otherwise disposed of any of its share capital, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its share capital;

(ix)

not declared, set aside or paid any dividend or made any distribution with respect to its share capital (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital; and

(x)

not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, pension or other plan, contract or commitment (or taken any such action with respect to any other such plan) for the benefit of: (A) any of its or its subsidiary’s officers or directors; or (B) any of its or its subsidiary’s other employees; and

(w)

No representation or warranty in this Agreement contains any untrue statement of a Material Fact and the representations and warranties contained in this Agreement do not omit to state any Material Fact necessary to make any of representations or warranties contained herein not misleading to a prospective purchaser of Envoy seeking full information as to Envoy and its subsidiary, the business and their respective assets.

3.2	REPRESENTATIONS AND WARRANTIES OF MERUS

Merus hereby represents and warrants to and in favour of Envoy that:

(a)

Merus is a valid and subsisting corporation under the BCBCA. Merus has all the requisite corporate power and authority to carry on its business as now being carried on by it and to own or lease and operate its properties and assets and is duly licensed or otherwise qualified to carry on business in each jurisdiction in which a material amount of its business is conducted or wherein the character of the properties and assets now owned by it makes such qualification necessary, except where such failure to be duly licensed or otherwise qualified would not have a Material Adverse Effect;

(b)

Merus has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the agreements, documents and transactions contemplated herein are within the corporate power and authority of Merus and have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and binding obligation of Merus, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to the general principles of equity;

(c)

Except as otherwise disclosed in the Merus Disclosure Documents or to Envoy, there are no actions, suits, proceedings, investigations or outstanding claims or demands, whether or not purportedly on behalf of Merus or its subsidiary, instituted, pending, or to the knowledge of Merus, threatened against or affecting Merus or its subsidiary at law or in equity or before or by any governmental department, commission, board, bureau, agency or institution, domestic or foreign, or before any arbitrator, nor is there any judgment, order, decree or award of any court or other governmental authority having jurisdiction, obtained, pending, or to the knowledge of Merus, threatened against Merus or its subsidiary which could prevent or materially hinder the consummation of the Arrangement or the other transactions contemplated by this Agreement, or which could result in a Material Adverse Change in respect of Merus;

(d)

The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfilment of or compliance with the terms and provisions hereof do not or will not, nor will they with the giving of notice or the lapse of time or both:

(i)	violate any provision of any law or provisions of the Charter Documents of Merus;

(ii)

conflict with, result in a breach of, constitute default under, or accelerate or permit the acceleration of the performance required by any material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award to which Merus or any subsidiary of Merus is a Party or by which any of them is bound or to which the property of any of them is subject, all as of the Effective Date; or

(iii)

result in the cancellation, suspension or material alteration in the terms of any material licence, permit or authority held by Merus or any subsidiary of Merus, or in the creation of any lien, charge, security interest or encumbrance upon any of the material assets of Merus or any subsidiary of Merus under such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award, or give to any other Person any material interest or rights, including rights of purchase, termination, cancellation or acceleration under any such material agreement, covenant, undertaking, commitment, instrument, judgment, order, decree or award;

(e)	Merus is a Foreign Private Issuer;

(f)

Merus does not and is not required to have a class of securities registered pursuant to Section 12 of the U.S. Exchange Act, and is not subject to a reporting obligation pursuant to Section 15(d) of the U.S. Exchange Act;

(g)	Merus has not been subject to any proceeding under Section 12(j) of the U.S. Exchange Act;

(h)

Merus’ board of directors, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is fair to the Merus Shareholders and is in the best interests of Merus, and has resolved unanimously to recommend to the Merus Shareholders that they vote their shares in favour of the Arrangement Resolution, and has unanimously approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement, and the performance of the Plan of Arrangement;

(i)

The authorized share capital of Merus consists of an unlimited number of Merus Shares and an unlimited number of preferred shares (the “Merus Preferred Shares”). As at the date hereof, there were 47,603,916 Merus Shares outstanding and no Merus Preferred Shares outstanding. All outstanding Merus Shares have been duly authorized and validly issued, are fully paid and non-assessable. All securities of Merus have been issued in compliance with all applicable laws. Except as previously disclosed to Envoy, as at the date hereof, there are no options, warrants, conversion privileges or other rights (whether pre-emptive or contractual), agreements, arrangements or commitments obligating Merus to issue or sell any shares of the capital of Merus or securities or obligations of any kind convertible into or exchangeable for any shares of the capital of Merus;

(j)

Except as disclosed in the Merus Disclosure Documents, neither Merus nor its subsidiary has any ownership interest in any Person (other than securities in such subsidiary and any marketable securities of publicly-listed issuers or Governmental Entities). Merus beneficially owns, directly or indirectly, all of the issued and outstanding securities of its subsidiary free and clear of all Encumbrances (except for restrictions on transfer contained in the constating documents of its subsidiary). All of the issued and outstanding shares in the capital of its subsidiary are validly issued, fully paid and non-assessable; there are no outstanding options, warrants or rights to purchase or acquire, or securities convertible into or exchangeable for, any shares in the share capital of such subsidiary; and there are no contracts which require such subsidiary to issue, sell or deliver any shares in its share capital or any securities or obligations convertible into or exchangeable for, any shares of its share capital;

(k)

There are no shareholders, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Merus or its subsidiary is a Party or, to the knowledge of Merus, with respect to the Merus Shares or any other equity interests of Merus or its subsidiary, or any other contract relating to disposition, voting or dividends with respect to any equity securities of Merus or its subsidiary;

(l)	Merus has conducted and is conducting its business in compliance with all applicable laws, in all material respects;

(m)

The Merus Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with that of prior periods. The Merus Financial Statements fairly present in all material respects the consolidated financial position of Merus as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All indebtedness and liabilities have been reflected therein or in the notes thereto. Merus has not engaged in any “off-balance sheet” or similar financing;

(n)

The minute books of Merus and the minute books of its subsidiary, since the date of creation or acquisition of such subsidiary, have been maintained in accordance with all applicable laws and are, in all material respects, complete and accurate. The financial books and records and accounts of Merus and those of its subsidiary have been maintained in accordance with industry practices on a basis consistent with prior years and accurately and fairly reflect, in all material respects, the basis for the Merus Financial Statements;

(o)

There are no suits, claims, actions or proceedings pending or, to Merus’ knowledge, threatened against Merus or its subsidiary before any Governmental Entity or arbitral panel or tribunal or which involve or affect the Merus Shares, Merus or its subsidiary, their respective assets (including the title to or ownership of material assets), and, to the Merus’s knowledge, there are no grounds upon which such actions, suits or proceedings may be commenced with a reasonable likelihood of success. Neither Merus nor its subsidiary is subject to any judgment, order or decree entered in any lawsuit or proceeding;

(p)

No contract to which Merus or its subsidiary is a Party or by which either are bound contains any non-competition obligation or otherwise restricts in any material way the business of Merus, taken as a whole, except to the extent that such restrictions would not in the aggregate have a the Material Adverse Effect;

(q)	Neither Merus nor its subsidiary owns any real property;

(r)

All accounts receivable of Merus and its subsidiary were created in the ordinary course of business, are reflected property in their respective books and records and are valid and outstanding, except as provided therein;

(s)

Merus and its subsidiary have no material obligations or liabilities, direct or indirect, vested or contingent, in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, transactions having terms greater than 90 days or any similar transactions (including any option with respect to any of such transactions) or any combination of such transactions;

(t)	Except as otherwise disclosed to Envoy in writing:

	(i)	Merus and its subsidiary has filed all Tax Returns required to be filed by it on or before the date of this Agreement, and those Tax Returns were complete and correct;

(ii)

Merus and its subsidiary has duly and timely paid all Taxes (including installments on account of Taxes for the current year) which are due and payable by it on or before the date hereof and have provided adequate accruals in the Merus Financial Statements for any Taxes for the period covered by such Merus Financial Statements that have not been paid whether or not shown as being due on any Tax Returns;

(iii)

Since the date of the Merus Financial Statements, no liability in respect of Taxes not reflected in such Merus Financial Statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued.

(iv)

Merus and its subsidiary has duly and timely withheld, deducted and collected, the amount of all Taxes and other amounts required under any applicable laws to be withheld, deducted or collected and has duly and timely remitted such amounts to the appropriate Governmental Entity;

(v)

To Merus’s knowledge, there are no actions, suits, proceedings, investigations or claims threatened against Merus or its subsidiary in respect of Taxes, or any matters under discussion, audit or appeal with any Governmental Entity relating to Taxes asserted by any such Governmental Entity;

	(vi)	The income Tax liability of Merus and its subsidiary has been assessed by the relevant tax authority in respect of the taxation years of Merus and its subsidiary ending before the date hereof;

(vii)

Merus and its subsidiary have never been required to file any Tax Return with, and have never been liable to pay any Taxes to, any taxation authority outside Canada or any jurisdiction in which one of Merus’s subsidiary resides. No claim has ever been made by any taxation authority in a jurisdiction where Merus or its subsidiary does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction;

(viii)

Merus and its subsidiary have not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver providing for any extension of time within which any Governmental Authority may assess or collect Taxes for which Merus or its subsidiary is or may be liable;

	(ix)	the Merus Disclosure Documents contain, at the time of their filing, full, true, and plain disclosure of all facts required to be disclosed at the time of such disclosure; and

	(x)	Neither Merus nor its subsidiary has ever made an “excessive eligible dividend designation” within the meaning of the Tax Act;

(u)	Except as publicly disclosed, since May 31, 2011, Merus and its subsidiary have:

	(i)	not amended their respective articles, by-laws or other governing documents;

	(ii)	except for the transactions contemplated herein, conducted the business in the usual, ordinary and regular course and consistent with past practice;

	(iii)	not suffered any change that would have a Material Adverse Effect;

(iv)

not made any change in their respective accounting principles and practices which are not required by GAAP as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

	(v)	not settled any litigation;

	(vi)	not sold, leased, transferred or assigned, in one or more transactions, any assets, tangible or intangible, except inventory in the ordinary course of business;

	(vii)	not made any loan to, or any other investment in, any other Person;

(viii)

not issued, sold or otherwise disposed of any of its share capital, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its share capital;

(ix)

not declared, set aside or paid any dividend or made any distribution with respect to its share capital (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital; and

(x)

not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, pension or other plan, contract or commitment (or taken any such action with respect to any other such plan) for the benefit of: (A) any of its or its subsidiary’s officers or directors; or (B) any of its or its subsidiary’s other employees; and

(v)

No representation or warranty in this Agreement contains any untrue statement of a Material Fact and the representations and warranties contained in this Agreement do not omit to state any Material Fact necessary to make any of representations or warranties contained herein not misleading to a prospective purchaser of Merus seeking full information as to Merus and its subsidiary, the business and their respective assets.

ARTICLE 4
COVENANTS

4.1	COVENANTS OF MERUS REGARDING ARRANGEMENT

Merus hereby covenants and agrees with Envoy as follows:

(a)	subject to obtaining the Interim Order, Merus will convene the Meetings for the approval of the Arrangement and other matters incidental to the Arrangement;

(b)

Merus will perform all such other acts and do such things as may be necessary or desirable in order to give effect to the Arrangement and, without limiting the generality of the foregoing, Merus will use its best efforts to apply for and obtain:

	(i)	the Interim Order;

	(ii)	the Final Order;

	(iii)	approval of the Arrangement from the Merus Shareholders; and

	(iv)	such other consents, orders and approvals as counsel may advise are necessary or desirable for the implementation of the Arrangement;

(c)	Merus will use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 hereof to be complied with, on or before the Effective Date; and

(d)

Merus will ensure that the Circular will not contain an untrue statement of a Material Fact concerning Merus and will not omit to state a Material Fact concerning Merus that is required to be stated or that is necessary in order to render a statement contained therein not misleading in the light of the circumstances in which it was made.

4.2	COVENANTS OF ENVOY REGARDING ARRANGEMENT

Envoy hereby covenants and agrees with Merus as follows:

(a)	Envoy shall complete the Continuation prior to the Effective Time;

(b)	Envoy shall complete the Consolidation prior to the Effective Time if required to meet the initial listing requirements of NASDAQ and have the Amalco Shares listed on NASDAQ;

(c)	Envoy shall complete the Private Placement prior to the Effective Time;

(d)

apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the TSX and NASDAQ of the Amalco Shares, subject only to the satisfaction by Merus and Envoy of customary post-closing conditions imposed by the TSX and NASDAQ in similar circumstances;

(e)

subject to obtaining the Interim Order, Envoy will convene the Envoy Meeting for the approval of the Arrangement and other matters incidental to the Arrangement, including the Continuation and Consolidation;

(f)

Envoy will perform all such other acts and do such things as may be necessary or desirable in order to give effect to the Arrangement and, without limiting the generality of the foregoing, Envoy will use its best efforts to apply for and obtain:

	(i)	the Interim Order;

	(ii)	the Final Order

	(iii)	approval of the Arrangement, Consolidation and Continuation from the Envoy Shareholders; and

	(iv)	such other consents, orders and approvals as counsel may advise are necessary or desirable for the implementation of the Arrangement;

(g)	Envoy will use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 hereof to be complied with, on or before the Effective Date;

(h)	Envoy shall continue to be a Foreign Private Issuer; and

(i)

Envoy will ensure that the Circular will not contain an untrue statement of a Material Fact concerning Envoy and will not omit to state a Material Fact concerning Envoy that is required to be stated or that is necessary in order to render a statement contained therein not misleading in the light of the circumstances in which it was made.

4.3	COVENANTS OF MERUS REGARDING CONDUCT OF BUSINESS

Merus covenants and agrees that it shall, and shall cause its subsidiary to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless Envoy shall otherwise agree in writing, or except as is otherwise expressly permitted or contemplated by this Agreement or the Plan of Arrangement or as otherwise required by law:

(a)

not merge into or with or amalgamate or consolidate with or enter into any other corporate reorganization with any other Person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby or would render inaccurate in any material way any of the representations and warranties set forth in Section 3.2 hereof if such representations and warranties were made at a date subsequent to such act, negotiation or transaction and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement or as otherwise approved by Envoy;

(b)	conduct its business only in, not take any action except in, and maintain its properties and facilities in, the ordinary course of business consistent with past practice;

(c)	not amend or propose to amend its articles or by-laws;

(d)

not split, consolidate, combine or reclassify any class of securities or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to any class of securities;

(e)	not redeem, purchase or offer to purchase any securities;

(f)

not to amend any stock option plan or adopt any other bonus, profit sharing, incentive, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

(g)

to maintain insurance on and in respect of the property and assets owned or leased by Merus and its subsidiary in like kind to, and in an amount not less than the amount of, insurance in respect of such property and assets in effect on the date hereof;

(h)	use its commercially reasonable efforts to preserve intact the business and the goodwill of Merus, to keep available the services of the officers and employees of Merus;

(i)

not to take any action that would render, or that may reasonably be expected to render, any representation or warranty (except any representation and warranty which speaks solely as of a date prior to the occurrence of such action) made by it in this Agreement untrue at any time prior to the Effective Time;

(j)	promptly notify Envoy of any change that could have a Material Adverse Effect;

(k)	not repay any outstanding indebtedness in excess of an amount of $25,000 except such indebtedness disclosed in the Merus Financial Statements;

(l)	not make capital expenditures from the date hereof to the Effective Date;

(m)	not incur any new indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

(n)	not amend any Tax Returns or settle or compromise any material federal, national, provincial, foreign, state or local tax liability;

(o)	not reduce the stated capital of the shares of Merus;

(p)	not adopt a plan of liquidation or resolutions providing for the liquidation or dissolution;

(q)

not pay, discharge, satisfy or settle any claims, liabilities or obligations other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Merus Financial Statements;

(r)	not authorize, recommend or propose any release or relinquishment of any contractual right;

(s)	not enter into any interest rate, currency swaps, hedges, caps, collars, forward sales or other similar financial instruments;

(t)	not, except as required by GAAP or any applicable laws, make any changes to the existing accounting practices of Merus or make any tax election inconsistent with past practice;

(u)	not terminate the employment of any employee;

(v)

not increase the remuneration or benefits payable or to become payable to its directors, officers or, except as required pursuant to an existing contractual obligation, employees (whether from Merus or its subsidiary); or enter into or modify any employment, retention, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, retention, severance or termination pay to, any member of its board of directors, officer or employee of Merus or its subsidiary;

(w)	not waive, release, assign, settle or compromise any legal actions or any claim or liability other than in the ordinary course of business consistent with past practice; or

(x)	not agree or commit to do any of the foregoing.

4.4	COVENANTS OF ENVOY REGARDING CONDUCT OF BUSINESS

Envoy covenants and agrees that it shall, and shall cause its subsidiary to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless Envoy shall otherwise agree in writing, or except as is otherwise expressly permitted or contemplated by this Agreement or the Plan of Arrangement or as otherwise required by law:

(a)

Envoy will not merge into or with or amalgamate or consolidate with or enter into any other corporate reorganization with any other Person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby or would render inaccurate in any material way any of the representations and warranties set forth in Section 3.2 hereof if such representations and warranties were made at a date subsequent to such act, negotiation or transaction and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement or as otherwise approved by Merus;

(b)	conduct its business only in, not take any action except in, and maintain its properties and facilities in, the ordinary course of business consistent with past practice;

(c)	not amend or propose to amend its articles or by-laws;

(d)

not split, consolidate, combine or reclassify any class of securities or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to any class of securities;

(e)	not redeem, purchase or offer to purchase any securities;

(f)

not to amend any stock option plan or adopt any other bonus, profit sharing, incentive, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

(g)

to maintain insurance on and in respect of the property and assets owned or leased by Envoy and its subsidiary in like kind to, and in an amount not less than the amount of, insurance in respect of such property and assets in effect on the date hereof;

(h)	use its commercially reasonable efforts to preserve intact the business and the goodwill of Envoy , to keep available the services of the officers and employees of Envoy;

(i)

not to take any action that would render, or that may reasonably be expected to render, any representation or warranty (except any representation and warranty which speaks solely as of a date prior to the occurrence of such action) made by it in this Agreement untrue at any time prior to the Effective Time;

(j)	promptly notify Merus of any change that could have a Material Adverse Effect;

(k)	not repay any outstanding indebtedness in excess of an amount of $25,000 except such indebtedness disclosed in the Envoy Financial Statements;

(l)	not make capital expenditures from the date hereof to the Effective Date;

(m)	not incur any new indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

(n)	not amend any Tax Returns or settle or compromise any material federal, national, provincial, foreign, state or local tax liability;

(o)	not reduce the stated capital of the shares of Envoy;

(p)	not adopt a plan of liquidation or resolutions providing for the liquidation or dissolution;

(q)

not pay, discharge, satisfy or settle any claims, liabilities or obligations other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Envoy Financial Statements;

(r)	not authorize, recommend or propose any release or relinquishment of any contractual right;

(s)	not enter into any interest rate, currency swaps, hedges, caps, collars, forward sales or other similar financial instruments;

(t)	not, except as required by GAAP or any applicable laws, make any changes to the existing accounting practices of Envoy or make any tax election inconsistent with past practice;

(u)	not terminate the employment of any employee;

(v)

not increase the remuneration or benefits payable or to become payable to its directors, officers or, except as required pursuant to an existing contractual obligation, employees (whether from Envoy or its subsidiary); or enter into or modify any employment, retention, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, retention, severance or termination pay to, any member of its board of directors, officer or employee of Envoy or its subsidiary;

(w)	not waive, release, assign, settle or compromise any legal actions or any claim or liability other than in the ordinary course of business consistent with past practice; or

(x)	not agree or commit to do any of the foregoing.

4.5	INTERIM ORDER AND FINAL ORDER

Merus covenants and agrees that it will, as soon as reasonably practicable, apply to the Court pursuant to Section 291 of the BCBCA for the Interim Order providing for, among other things, the calling and holding of the Meetings for the purpose of, among other matters, the Merus Shareholders and Envoy Shareholders considering and, if deemed advisable, approving the Arrangement and that, if the approval of the Merus Shareholders and Envoy Shareholders of the Arrangement as set forth in the Interim Order is obtained by Merus, as soon as practicable thereafter Merus will take the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such fashion as the Court may direct. As soon as practicable thereafter, and subject to compliance with the other conditions provided in Article 5 hereof, Merus shall send to the Registrar, in accordance with Section 292 of the BCBCA, the necessary documents to give effect to the Arrangement.

ARTICLE 5
CONDITIONS

5.1	MUTUAL CONDITIONS PRECEDENT

The respective obligation of Merus and Envoy to complete the transactions contemplated by this Agreement, including the Arrangement and the obligation of each of Merus and Envoy to file the documents required by Section 292 of the BCBCA with the Registrar to give effect to the Arrangement, shall be subject to the satisfaction, on or before the Effective Date, of the following conditions:

(a)

at the Meetings, the Arrangement Resolution, with or without amendment, shall have been approved by both the Merus Shareholders and Envoy Shareholders entitled to vote thereon, in accordance with the Interim Order and in accordance with the BCBCA and OBCA;

(b)

at the Meetings, the Continuation Resolution, with or without amendment, shall have been approved by the Envoy Shareholders entitled to vote thereon, in accordance with the Interim Order and in accordance with the OBCA;

(c)	the Continuation shall have been effected;

(d)	the Consolidation, if required, shall have been effected

(e)	the Private Placement shall have been completed prior to the Effective Time;

(f)	the TSX shall have approved the listing of Amalco Shares on the TSX;

(g)	NASDAQ shall have approved the listing of Amalco Shares on NASDAQ;

(h)	Amalco shall continue to be a Foreign Private Issuer and not required to be registered under the US Investment Company Act;

(i)

the Interim Order and the Final Order shall have been obtained in form and substance satisfactory to Merus and Envoy, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(j)

all consents, orders, regulations and approvals, including regulatory and judicial approvals and orders required, necessary or desirable for the completion of the transactions provided for in this Agreement and contemplated by the Arrangement shall have been obtained or received from the Persons, authorities or bodies having jurisdiction in the circumstances;

(k)

the distribution of the Amalco Shares, as contemplated in the Plan of Arrangement, in the United States pursuant to the Arrangement shall be exempt from registration requirements under the U.S. Securities Act and except with respect to persons deemed “affiliates” under such enactment, the Amalco Shares, as contemplated in the Plan of Arrangement, to be distributed in the United States pursuant to the Arrangement shall not be subject to resale restrictions in the United States under such enactment;

(l)

the distribution of the Amalco Shares, as contemplated in the Plan of Arrangement, in Canada pursuant to the Arrangement shall be exempt from registration and prospectus requirements of applicable Canadian securities legislation;

(m)

there shall not be in force any law, ruling, order or decree that makes it illegal or restrains, or enjoins or prohibits the consummation of the transactions contemplated by this Agreement and the Arrangement;

(n)

none of the consents, orders, regulations or approvals contemplated herein shall contain terms or conditions or require undertakings or security deemed unsatisfactory or unacceptable by any of the Parties, acting reasonably;

(o)	other than as previously disclosed to the other Party, no Material Event shall have occurred or been threatened in the business, property, prospect or financial condition of Merus or Envoy;

(p)

no judgment or order shall have been issued by any agency, no actions, suits or proceedings shall have been threatened or taken by any agency, and no law, regulation or policy shall have been proposed, enacted, or promulgated or applied:

(i) to cease trade, enjoin, prohibit or impose material limitations or conditions on the completion of the Arrangement; or

(ii) that, if the Arrangement were completed, could reasonably be expected to have a Material Adverse Effect on any of the Parties to this Agreement;

(q)	Merus and Envoy shall be satisfied that the Arrangement can be consummated on commercially reasonable terms; and

(r)	this Agreement shall not have been terminated under Article 6.

5.2	CONDITIONS IN FAVOUR OF MERUS

The obligations of Merus to complete the transactions contemplated by this Agreement pursuant to Section 288 of the BCBCA to give effect to the Arrangement shall be subject to the satisfaction of the following conditions, unless otherwise waived by Merus:

(a)	Envoy will have cash and cash equivalents on hand equal to $9,500,000 exclusive of the proceeds of the Private Placements and loans made by Envoy to Merus;

(b)

the representations and warranties of Envoy contained in this Agreement shall be true as of the Effective Date (except to the extent that the representations and warranties speak as of an earlier date, in which event they shall be true as of such earlier date) as if made on and as of that date except for any failures or breaches of representations and warranties that have not had, or would not have, individually or in the aggregate, a Material Adverse Effect on Envoy or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date;

(c)

Envoy shall have complied with its obligations under this Agreement, except to the extent the failure to comply with those obligations has not had, or would not have, individually or in the aggregate, a Material Adverse Effect on Envoy or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date; and

(d)

the aggregate number of Merus Shares in respect of which the Merus Shareholders shall have exercised, and not withdrawn the exercise of, rights of dissent provided pursuant to the terms of the Plan of Arrangement and the Interim Order shall not be in excess of such number as Merus’ management believes would prevent the meeting of the objectives of the Arrangement.

5.3	CONDITIONS IN FAVOUR OF ENVOY

The obligations of Envoy to complete the transactions contemplated by this Agreement pursuant to Section 288 of the BCBCA to give effect to the Arrangement shall be subject to the satisfaction of the following conditions, unless otherwise waived by Envoy:

(a)

the representations and warranties of Merus contained in this Agreement shall be true as of the Effective Date (except to the extent that the representations and warranties speak as of an earlier date, in which event they shall be true as of such earlier date) as if made on and as of that date except for any failures or breaches of representations and warranties that have not had, or would not have, individually or in the aggregate, a Material Adverse Effect on Merus or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date;

(b)

Merus shall have complied with its obligations under this Agreement, except to the extent the failure to comply with those obligations has not had, or would not have, individually or in the aggregate, a Material Adverse Effect on Merus or prevent or delay the completion of the Arrangement or the transactions contemplated by this Agreement to be completed on the Effective Date; and

(c)

the aggregate number of Envoy Shares in respect of which the Envoy Shareholders shall have exercised, and not withdrawn the exercise of, rights of dissent provided pursuant to the terms of the Plan of Arrangement and the Interim Order shall not be in excess of such number as Envoy’s management believes would prevent the meeting of the objectives of the Arrangement.

ARTICLE 6
AMENDMENT AND TERMINATION

6.1	AMENDMENT AND VARIATION

Subject to Sections 6.2 and 6.5 hereof, this Agreement may, at any time and from time to time, before and after the holding of the Meetings, but not later than the Effective Date, be amended or varied by written agreement of Merus and Envoy, subject to applicable law, without further notice to or authorization on the part of the Merus Shareholders and Envoy Shareholders. Without limiting the generality of the foregoing, any such amendment may:

(a)	change the time for the performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document to be delivered pursuant hereto; or

(c)	waive compliance with or modify any of the covenants contained herein or waive or modify the performance of any of the obligations of the Parties contained herein.

6.2	AMENDMENT OF PLAN

The Plan of Arrangement may be amended, modified or supplemented in accordance with Section 6.1 of the Plan of Arrangement.

6.3	RIGHTS OF TERMINATION

If any of the conditions contained in Sections 5.1, 5.2 or 5.3 are not fulfilled or performed on or before the Effective Date, the Party not responsible hereunder to fulfill or perform any such condition may terminate this Agreement by notice to the other Party, as the case may be, in writing, and in such event, Merus or Envoy, as the case may be, shall be released from all obligations under this Agreement, all rights of specific performance by the Parties shall terminate and the other Party shall also be released from all obligations hereunder.

6.4	NOTICE OF UNFULFILLED CONDITIONS

If any Party shall determine at any time prior to the Effective Date that it intends to refuse to consummate the Arrangement or any of the transactions contemplated thereby because of any unfulfilled or unperformed condition precedent contained in this Agreement on the part of the other Party to be fulfilled or performed, such Party, as the case may be, shall so notify the other Party forthwith upon making such determination in order that the other Party shall have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition precedent within a reasonable period of time.

6.5	MUTUAL TERMINATION

This Agreement may, at any time before or after the holding of the Meetings, but no later than the Effective Date, be terminated by agreement in writing executed by Merus and Envoy without further action on the part of either of the Merus Shareholders or Envoy Shareholders, and if the Effective Date does not occur on or before the Termination Date, each Party may unilaterally terminate this Agreement without further action on the part of the Merus Shareholders and Envoy Shareholders, which termination shall be effective upon notice thereof being given to the other Party to this Agreement.

6.6	EFFECT OF TERMINATION

Upon the termination of this Agreement pursuant to Article 6 hereof, neither Party shall have any liability or further obligation to the other Party.

ARTICLE 7
MERGER

7.1	MERGER OF CONDITIONS

The conditions set out in Sections 5.1, 5.2 and 5.3 hereof shall be conclusively deemed to have been satisfied or waived upon the later of (i) the Effective Date of (ii) the date upon which the Registrar accepts for filing the documents required to be filed pursuant to Section 292 of the BCBCA giving effect to the Arrangement.

7.2	MERGER OF COVENANTS

The provisions of Sections 4.1 and 4.2 hereof shall be conclusively deemed to have been satisfied in all respects upon the Registrar accepting for filing the documents required to be filed pursuant to Section 292 of the BCBCA giving effect to the Arrangement.

7.3	INDEMNIFICATION

Each of the Parties hereto (the “Indemnifying Party”) hereby undertakes with the other Party to this Agreement (the “Indemnified Party”) to indemnify and hold harmless the Indemnified Party from and against all losses, claims, damages, liabilities, actions or demands including, without limiting the generality of the foregoing, amounts paid in any settlement approved by the Indemnifying Party of any action, suit, proceeding or claim but excluding lost profits and consequential damages of the Indemnified Party, to which the Indemnified Party may become subject insofar as such losses, claims, damages, liabilities, actions or demands arise out of or are based upon any breach of a representation, warranty, covenant or obligation of the Indemnifying Party contained in this Agreement or any certificate or notice delivered by it in connection herewith, and will reimburse the Indemnified Party for any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability, action or demand.

7.4	DEFENCE

Promptly after receipt by the Indemnified Party of notice of a possible action, suit, proceeding or claim referred to in Section 7.3 hereof, the Indemnified Party, if a claim in respect thereof is to be made against the Indemnifying Party under such section, shall provide the Indemnifying Party with written particulars thereof; provided that the failure to so provide the Indemnifying Party with such particulars shall not relieve such Indemnifying Party from any liability which it might have on account of the indemnity provided for in this Article 7, except insofar as such failure shall prejudice such Indemnifying Party. The Indemnified Party shall also provide the Indemnifying Party with copies of all relevant documentation, and unless the Indemnifying Party assumes the defence thereof, shall keep such Indemnifying Party advised of the progress thereof and shall keep such Indemnifying Party advised of all significant actions proposed. An Indemnifying Party shall be entitled, at its own expense, to participate in and, to the extent that it may wish, to assume the defence of any such action, suit, proceeding or claim but such defence shall be conducted by counsel of good standing approved by the Indemnified Party, such approval not to be unreasonably withheld. Upon the Indemnifying Party notifying the Indemnified Party of its election so to assume the defence and retaining such counsel, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by it in connection with such defence other than for reasonable costs of investigation. If such defence is assumed by the Indemnifying Party, it shall, throughout the course thereof, provide copies of all relevant documentation to the Indemnified Party, keep such Indemnified Party advised of the progress thereof and shall discuss with the Indemnified Party all significant actions proposed. No Indemnifying Party shall enter into any settlement without the consent of the Indemnified Party, but such consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Indemnified Party shall have the right, at the Indemnifying Party's expense, to employ counsel of their own choice in respect of the defence of any such action, suit, proceeding or claim if:

(a)	the employment of such counsel has been authorized by the Indemnifying Party in connection with such defence;

(b)

counsel retained by the Indemnifying Party or the Indemnified Party shall have advised the Indemnified Party that there may be legal defences available to it which are different from or in addition to those available to the Indemnifying Party (in which event, and to that extent, the Indemnifying Party shall not have the right to assume or direct the defence on behalf of the Indemnified Party) or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party; or

(c)	the Indemnifying Party shall not have assumed such defence and employed counsel therefor within a reasonable time after receiving notice of such action, suit, proceeding or claim.

7.5 TERM

The obligations of the Parties under this Article 7 shall terminate when the Arrangement is consummated, failing which they shall survive and continue with respect to all losses, claims, damages, liabilities, actions or demands, notice of which is given to the Indemnifying Party by the Indemnified Party, on or before 12 months from the date hereof in compliance with Section 7.4 hereof.

ARTICLE 8
GENERAL

8.1	NOTICES

All notices which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by facsimile, in each case to the attention of the senior officer at the following addresses or at such other address as shall be specified by a Party by like notice:

(a)	if to Merus:

	Suite 2007 – 1177 West Hastings Street
	Vancouver, British Columbia V6E 2K3

	Attention:	Ahmad Doroudian
	Facsimile:	604.225.0588

	with a copy to:

	Clark Wilson LLP
	Suite 800 – 885 West Georgia Street
	Vancouver, British Columbia V6C 3H1

	Attention:	Stewart Muglich
	Facsimile:	604.687.6314

(b)	if to Envoy:

	30 St. Patrick Street Ste. 301
	Toronto, Ontario M5T 3A3

	Attention:	Andrew Patient
	Facsimile:	416.593.4434

	with a copy to:

	Peterson Law Professional Corporation
	Suite 806 – 390 Bay Street
	Toronto, Ontario M5H 2Y2

	Attention:	Dennis Peterson
	Facsimile:	416.777.6772

Any notice that is delivered to such address shall be deemed to be delivered on the date of delivery if delivered on a Business Day prior to 5:00 p.m. (local time at the place of receipt) or on the next Business Day if delivered after 5:00 p.m. or on a non-Business Day. Any notice delivered by facsimile transmission shall be deemed to be delivered on the date of transmission if delivered on a Business Day prior to 5:00 p.m. (local time at the place of receipt) or on the next Business Day if delivered after 5:00 p.m. or on a non-Business Day.

8.2	TIME OF THE ESSENCE

Time shall be of the essence in this Agreement.

8.3	ASSIGNMENT

Neither Merus nor Envoy may assign its rights or obligations under this Agreement or the Arrangement without the prior written consent of the other of them.

8.4	BINDING EFFECT

This Agreement and the Plan of Arrangement shall be binding upon and shall enure to the benefit of each of Envoy and Merus and the respective successors and permitted assigns thereof.

8.5	WAIVER

Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the Party granting such waiver or release.

8.6	FURTHER ASSURANCES

Each Party shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts, and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as may be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Arrangement.

8.7	GOVERNING LAW

This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of British Columbia. Each Party hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

8.8	EXPENSES

Each Party to this Agreement will be responsible for all of its own expenses, legal and other professional fees, disbursements, and all other costs incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and all documents and instruments relating hereto and the consummation of the transactions contemplated hereby.

8.9	SEVERABILITY

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, then:

(a)	that provision shall (to the extent of the invalidity, illegality or unenforceability) be given no effect and shall be deemed not to be part of this Agreement; and

(b)

the Parties hereto shall use all reasonable commercial efforts to replace each invalid, illegal or unenforceable provision with a valid, legal and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the invalid, illegal or unenforceable provision.

8.10	PARTIES IN INTEREST

This Agreement will be binding upon and inure solely to the benefit of each Party, and, other than pursuant to Article 7 hereof, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11	COUNTERPARTS

This Agreement may be executed in one or more counterparts, manually or by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date and year first above written.

MERUS LABS INTERNATIONAL INC.

Per:	/s/ Ahmad Doroudian
Name:	Ahmad Doroudian
Title:	Chief Executive Officer

ENVOY CAPITAL GROUP INC.

Per:	/s/ Robert Pollock
Name:	Robert Pollock
Title:	Chief Executive Officer

APPENDIX I

TO THE ARRANGEMENT AGREEMENT MADE AS OF NOVEMBER 9, 2011
BETWEEN MERUS LABS INTERNATIONAL INC. AND ENVOY CAPITAL GROUP INC.

PLAN OF ARRANGEMENT UNDER
SECTION 291 OF THE BRITISH COLUMBIA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1	Definitions

Certain capitalized terms used in this Plan of Arrangement which are not defined herein are defined in the Arrangement Agreement. In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

(a)	“Amalco” means the successor to Envoy and Merus under the BCBCA following the effectiveness of the Arrangement contemplated hereby;

(b)	“Amalco Shares” means common shares in the capital of Amalco;

(c)

“Arrangement” means the arrangement pursuant to the provisions of Section 288 of the BCBCA to be undertaken on the terms set out in this Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with the Arrangement Agreement, this Plan of Arrangement or at the discretion of the Court;

(d)	“Arrangement Agreement” means the arrangement agreement dated November 9, 2011 between Envoy and Merus, including the appendices attached thereto, as supplemented or amended from time to time;

(e)	“BCBCA” means the British Columbia Business Corporations Act, S.B.C. 2002, c. 57, and the regulations made under that enactment, as amended;

(f)	“Business Day” means any day other than a Saturday, Sunday, a federal holiday in Canada or a day on which banks are not open for business in Vancouver, British Columbia;

(g)	“Court” means the Supreme Court of British Columbia;

(h)

“Dissent Procedures” means the procedures set forth in Section 238 of the BCBCA required to be taken by a registered holder of Merus Shares to exercise the right of dissent in respect of such Merus Shares in connection with the Arrangement and the procedures set forth in Section 185 of the OBCA required to be taken by a registered holder of Envoy Shares to exercise the right of dissent of such Envoy Shares in connection with the Arrangement;

(i)	“Dissenting Shareholder” means a registered holder of either Merus Shares or Envoy Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;

(j)

“Effective Date” means the date on which the Final Order together with this Plan of Arrangement, and such other documents as are required to be filed under the BCBCA to give effect to the Arrangement, have been accepted for filing by the Registrar under the BCBCA giving effect to the Arrangement or such later date as determined by the board of directors of Merus or as specified by the Court;

(k)	“Effective Time” means the time on the Effective Date that the Arrangement becomes effective in accordance with its terms;

(l)	“Envoy” means Envoy Capital Group Inc., a corporation existing under the OBCA;

(m)	“Envoy Options” means the stock options to purchase Envoy Shares outstanding as of the Effective Date;

(n)	“Envoy Shareholders” means the holders of Envoy Shares at the applicable time;

(o)	“Envoy Shares” means the common shares in the capital of Envoy;

(p)	“Envoy Warrants” means the warrants to purchase Envoy Shares outstanding as of the Effective Date;

(q)	“Final Order” means the final order of the Court approving the Arrangement pursuant to the BCBCA;

(r)

“Meetings” means the annual general and special meeting of the Merus Shareholders and the special meeting of the Envoy Shareholders to be held to consider, among other matters, the Arrangement, and any adjournment or postponement thereof;

(s)	“Merus” means Merus Labs International, Inc., a corporation existing under the BCBCA;

(t)	“Merus Options” means the stock options to purchase Merus Shares outstanding as of the Effective Date;

(u)	“Merus Shareholders” means the holders of Merus Shares at the applicable time;

(v)	“Merus Shares” means the common shares in the capital of Merus;

(w)	“Merus Warrants” means the warrants to purchase Merus Shares outstanding as of the Effective Date;

(x)

“Person” means and includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, trustee, executor, administrator or other legal representative and the Crown or any agency or instrumentality thereof;

(y)	“Plan of Arrangement” means this plan of arrangement;

(z)	“Registrar” means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA; and

(aa)	“Shareholders” means the Merus Shareholders and Envoy Shareholders Common Shares at the applicable time.

(bb)	“Transfer Agent” means, in the case of Merus, Olympia Trust Company or, in the case of Envoy, Computershare Trust Company of Canada

1.2	Interpretation Not Affected By Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and other portions and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement as a whole and not to any particular article, section, paragraph or part hereof. Unless something in the subject matter or context is inconsistent therewith, all references herein to articles, sections, paragraphs and other portions are to articles, sections, paragraphs and other portions of this Plan of Arrangement.

1.3	Number and Gender

In this Plan of Arrangement, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and neuter and words importing persons shall include individuals, partnerships, associations, forms, trusts, unincorporated organizations and corporations.

1.4	Statutes

A reference to a statute shall be deemed to include every regulation made pursuant thereto, all amendments to the statute or to any such regulation enforced from time to time, and any statute or regulation that supplements or supersedes such statute or any such regulation.

1.5	Currency

All references to currency herein are to lawful money of Canada unless otherwise specified herein.

1.6	Time and Date for Action

Time shall be of the essence in each matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time, Vancouver, British Columbia. In the event that the date on or by which any action is required to be taken hereunder is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on or by the next succeeding day which is a Business Day in such place.

1.7	Deeming Provisions

In this Plan of Arrangement, the deeming provisions are not rebutable and are conclusive and irrevocable.

1.8	Successors, Assigns, Etc.

At the Effective Time, this Plan of Arrangement will be binding upon Merus, Envoy, the Merus Shareholders and the Envoy Shareholders and their respective heirs, executors, administrators, legal representatives, successors and assigns.

1.9	Legislation

References in this Plan of Arrangement to any statute or sections thereof shall include any statute as amended or substituted, and any regulations promulgated thereunder, from time to time in effect.

1.10	Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement.

ARTICLE 3
THE ARRANGEMENT

3.1	The Arrangement

(a)

On the Effective Date (or on such other date as may be determined by the board of directors of Merus and Envoy) the events and transactions set out in Section 3.1(b) below shall occur and be deemed to occur on the Effective Date (or on such other date as may be determined by the board of directors of Merus and Envoy);

(b)

The following events and transactions shall occur and be deemed to occur in the order in which they are listed and without further act or formality and with each transaction or event being deemed to occur immediately after the occurrence of the transaction or event immediately preceding it:

(i)

Immediately prior to the Effective Time, the Merus Shares and Envoy Shares held by Dissenting Shareholders shall be deemed to have been surrendered for cancellation, and such Dissenting Shareholders shall cease to be the holders of such Merus Shares and Envoy Shares, as applicable, and to have any rights as holders of such Merus Shares and Envoy Shares, as applicable, other than the right to be paid the fair value for such Merus Shares and Envoy Shares, as applicable, and such Dissenting Shareholders’ names shall be removed as the holders of such Merus Shares and Envoy Shares, as applicable, from the central securities register of Merus or Envoy, as applicable;

		(ii)	Merus and Envoy shall amalgamate to form Amalco with the same effect as if they had amalgamated under Section 270 of the BCBCA, in accordance with the following:

A.

Merus Shareholders (other than the Dissenting Shareholders) exchange each four Merus Shares for one Amalco Share, or such other ratio as necessary to account for the consolidation of the Envoy Shares (the “Merus Exchange Ratio”) provided that no fractional Amalco Shares will be distributed to Merus Shareholders and the number of Amalco Shares to which each Merus Shareholder is entitled will be rounded down to the next whole number and no payment will be made in respect of such a fractional share;

B.	Envoy Shareholders (other than the Dissenting Shareholders) exchange each Envoy Share for one Amalco Share;

C.

notwithstanding the terms of any of the Merus Warrant, holders of Merus Warrants shall be entitled to receive upon exercise of such holder’s Merus Warrants in accordance with its terms, the number of Amalco Shares as is equal to the product of:

	I.	the number of Merus Shares issuable pursuant to such Merus Warrant immediately prior to the Effective Time; and

	II.	the Merus Exchange Ratio; and

the exercise price per Amalco Share of any such amended Merus Warrant shall be the amount (rounded up to the nearest cent) equal to the quotient of:

	III.	the original exercise price per Merus Share of such Merus Warrant immediately before the Effective Time; and

	IV.	the Exchange Ratio;

D.

notwithstanding the terms of any of the Merus Option, holders of Merus Options shall be entitled to receive upon exercise of such holder’s Merus Options in accordance with its terms, the number of Amalco Shares as is equal to the product of:

	I.	the number of Merus Shares issuable pursuant to such Merus Option immediately prior to the Effective Time; and

	II.	the Merus Exchange Ratio; and

the exercise price per Amalco Share of any such amended Merus Option shall be the amount (rounded up to the nearest cent) equal to the quotient of:

	I.	the original exercise price per Merus Share of such Merus Option immediately before the Effective Time; and

	II.	the Exchange Ratio;

E.

notwithstanding the terms of any Envoy Warrant, holders of outstanding Envoy Warrants shall be entitled to receive upon exercise of such holder’s Envoy Warrant in accordance with its terms, the number of Amalco Shares as is equal to the number of Envoy Shares issuable pursuant to such Envoy Warrant immediately prior to the Effective Time. The exercise price per Amalco Share of any such amended Envoy Warrant shall be the amount equal to the original exercise price per Envoy Share of such Envoy Warrant immediately before the Effective Time;

F.

notwithstanding the terms of any Envoy Option, holders of Envoy Options shall be entitled to receive upon exercise of such holder’s Envoy Options in accordance with its terms, the number of Amalco Shares as is equal to the number of Envoy Shares issuable pursuant to such Envoy Option immediately prior to the Effective Time and the exercise price per Amalco Share of any such amended Envoy Option shall be the original exercise price per Envoy Share of such Envoy Option immediately before the Effective Time;

G.	the notice of articles of amalgamation and articles of Amalco shall be substantially in the form of the notice of articles and articles of Merus, taking into account the transactions set forth herein;

H.	the property, rights and interests of Merus and Envoy will be the property, rights and interests of Amalco;

I.	Amalco shall be liable for the obligations of Merus and Envoy;

J.	any existing cause of action, claim or liability to prosecution of Merus or Envoy shall be unaffected;

K.	any legal proceeding being prosecuted or pending by or against either Merus or Envoy may be prosecuted, or its prosecution may be continued, as the case may be, by or against Amalco;

L.	a conviction against, or ruling, order or judgment in favour or against either Merus or Envoy may be enforced by or against Amalco;

M.	Amalco’s name shall be Merus Labs International Inc.;

N.	the board of directors of Amalco shall consist of the following Persons:

Name

Ahmad Doroudian
David Guebert
Robert Pollock
Joseph Rus
Timothy Sorensen

O.	the officers of Amalco shall consist of the following Persons:

Name	Title
Ahmad Doroudian	President and Chief Executive Officer
Andrew Patient	Chief Financial Officer
Moira Ong	Vice President, Finance and Secretary
Ali Moghaddam	V.P Business Development & Commercial
Operations

P.

the first auditors of Amalco shall be Saturna Group, who shall hold office until the first annual meeting of Amalco following the amalgamation or until their successors are elected or appointed, and for the purposes of Section 204 of the BCBCA.

3.2	Arrangement Effectiveness

The Arrangement shall be deemed effective as of the Effective Time.

3.3	Deemed Fully Paid and Non-Assessable Securities

All Amalco Shares distributed pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the laws of British Columbia.

3.4	Supplementary Actions

Notwithstanding that the transaction and events set out in Section 3.1 hereof shall occur, and shall be deemed to occur, in the order therein set out without any other act or formality, each of Merus and Envoy shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required to further document or evidence any of the transactions or events set out in Section 3.1 hereof, including without limitation, any resolution of directors authorizing the issue, transfer or purchase for cancellation of securities, any security transfer powers evidencing the transfer of securities and any receipt therefor, any promissory notes and receipts therefor and any necessary additions to, or deletions from, share registers.

ARTICLE 4
DISSENT PROCEDURES

4.1	Dissent Procedures

Holders of Merus Shares and Envoy Shares may exercise a right of dissent in connection with the Arrangement in accordance with the Dissent Procedures provided that, notwithstanding the provisions of subsection 238 of the BCBCA and subsection 185 of the OBCA, the written objection to the special resolution to approve the Arrangement contemplated by subsection 242 of the BCBCA is received by Merus or Envoy, as applicable, not later than 5:00 p.m. (Vancouver time) two Business Days prior to the date of the Meetings and provided further that holders who exercise such right of dissent and who:

(a)	are ultimately entitled to be paid fair value for their either their Merus Shares or Envoy Shares, shall be deemed to have transferred such shares to Amalco for cancellation at the Effective Time; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for their Merus Shares or Envoy Shares shall be deemed to have participated in the Arrangement on the basis set forth in Section 3.1 hereof, but further provided that in no case shall Merus, Envoy or any other Person be required to recognize Dissenting Shareholders as holders of Amalco Shares after the Effective Time and the names of such Dissenting Shareholders shall be deleted from the register of holders of Amalco Shares at the Effective Time.

ARTICLE 5
DISTRIBUTION OF AMALCO SHARES

5.1	Delivery of Amalco Shares

(a)

Subject to surrender to the Transfer Agent for cancellation of a certificate which immediately prior to the Effective Time represented either Merus Shares or Envoy Shares, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Transfer Agent may reasonably require, following the Effective Time the holder of such surrendered certificate shall be entitled to receive in exchange thereof, and the Transfer Agent shall deliver to such holder, the certificate representing that number of Amalco Shares which such holder has the right to receive, taking into account the transactions contemplated herein, and the certificate so surrendered shall forthwith be cancelled; and

(b)

Until surrendered as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented either Merus Shares or Envoy Shares shall be deemed after the Effective Time to represent only the right to receive, upon such surrender, the certificate representing that number of Amalco Shares which such holder has the right to receive, taking into account the transactions contemplated herein.

5.2	Withholding Rights

Merus, Envoy and their agents shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any holder of either Merus Shares or Envoy Shares such amounts as Merus, Envoy or their agents are required or permitted to deduct and withhold with respect to such payment under the ITA and the regulations thereunder, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

5.3	Limitation and Proscription

To the extent that Amalco (or its designated agent) is unable to deliver the Amalco Shares to which a Merus Shareholder or Envoy Shareholder is entitled on or before the date which is six years after the Effective Date (the “Final Proscription Date”), then the Amalco Shares which such Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificate representing any Merus Shares or Envoy Shares shall be delivered to Amalco (or its designated agent) for cancellation and shall be cancelled by Amalco and the interest of either the Merus Shareholder or Envoy Shareholder in such shares shall be terminated as of the Final Proscription Date.

5.4	Illegality of Delivery of Amalco Shares

Notwithstanding the foregoing, if it appears to Amalco, acting reasonably, that it would be contrary to applicable law to deliver the Amalco Shares pursuant to the Arrangement to a Person that is not a resident of Canada or the United States, the Amalco Shares that otherwise would be delivered to that Person shall be held by Amalco or its designated agent for sale by Amalco or such other Person as appointed by Amalco on behalf of that Person.

ARTICLE 6
AMENDMENT

6.1	Amendment

This Plan of Arrangement may at any time and from time to time before or after the holding of the Meetings, but not later than the Effective Date, be amended provided that such amendment is filed with the Court.